Exhibit 12

March 11, 2025

Roots Real Estate Investment Community I, LLC

1344 La France Street NE

Atlanta, Georgia 30307

Re:	Securities Registered under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an Offering Statement on Form 1-A (CIK No. 0001866803) (as amended or supplemented, the “Offering Statement”) pursuant to Rule 252(d) of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the offering by Roots Real Estate Investment Community I, LLC, a Georgia limited liability company (the “Company”) of up to $48,057,761 of the Company’s units of limited liability company membership interests (the “Units”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on a certificate of the managers of the Manager of the Company. The opinion set forth below is limited to the Georgia Limited Liability Company Act (the “Act”).

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) the Units have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of those certain Subscription Agreements between investors and the Company, a form of which is included in the Offering Statement as Exhibit 4, the Units will be, when sold, validly issued, fully paid, and nonassessable , and (2) purchasers of the Units will not have any obligation to make payments to the Company or its creditors or contributions to the Company or its creditors (other than the purchase price for the Units, tax liabilities passed through to each member, and improper distributions under certain circumstances as set forth in Section 14-11-408 and 14-11-605 of the Act) solely by reason of the purchasers’ ownership of the Units.

The opinions in this letter are subject to the following assumptions, exceptions, qualifications, and limitations in addition to those above:

A.	The opinions in this letter are limited to the laws of the State of Georgia in effect on the date hereof (not including tax laws, insurance laws, antitrust laws, and securities laws, and laws applicable to the particular nature of the assets or activities of the Company, and rules, regulations, orders, and decisions relating thereto), and we have not considered and express no opinion on the effect of, concerning matters involving, or otherwise with respect to, any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto.

B.	We have assumed: (i) due incorporation or formation, as the case may be, due organization, and valid existence in good standing under the laws of all relevant jurisdictions of each of the parties (including, without limitation, the Company) and each of the signatories (other than natural persons) to the documents reviewed by us; (ii) that none of the Company or such parties or signatories has dissolved or terminated; (iii) that each of such parties and signatories had and has the power and authority to execute, deliver, and perform such documents; (iv) the due authorization, execution, and delivery of such documents by each of such parties and signatories; (v) the legal capacity of all relevant natural persons;(vi) that any waiver under any document reviewed by us has been given voluntarily, intelligently, and knowingly; (vii) the payment by each of the Company’s members to the Company and the Company’s actual receipt of the full consideration for the Units issued to and acquired by such Company member, when and as the same became due, pursuant to the terms of the Subscription Agreement; and (viii) that the Units are offered and sold to the Company’s members in accordance with the Subscription Agreement and the Amended and Restated Operating Agreement of the Company (the “Operating Agreement”), a copy of which is included in the Offering Statement as Exhibit 2.3.

C.	We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered or amended, are in full force and effect and conform to the final executed originals of such documents; (v) each document reviewed by us constitutes the entire agreement among the parties thereto with respect to the subject matter thereof (including, without limitation, that the Operating Agreement constitutes the entire “limited liability company agreement” (as defined in the Act) of the Company); and (vi) each document reviewed by us constitutes a legal, valid, and binding obligation of each of the parties thereto, enforceable against each of such parties in accordance with its terms.

We hereby consent to the inclusion of this letter as an exhibit to the Offering Statement, and we further consent to the use of the name of our firm wherever appearing in the Offering Statement, including the offering circular constituting a part thereof, and any amendment thereto. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is furnished to you in connection with the filing of the Offering Statement and, except as set forth in the first sentence of the prior paragraph, is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Units, or the Offering Statement. No opinion may be inferred or implied beyond those expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion thereafter.

Sincerely yours,

/s/ Williams Business Law, LLC

Williams Business Law, LLC